EXHIBIT 10.17

November 20, 2017

Lewis T. Williams

125 Chapel Drive

Mill Valley, CA 94941

Dear Rusty,

We are pleased to extend to you an offer of employment as Executive Chairman of Five Prime Therapeutics, Inc., reporting directly to the Board of Directors, beginning January 1, 2018.

In your role as Executive Chairman you will devote your best efforts and business energies, interest, abilities and productive time and attention to the business of FivePrime and the proper and efficient performance of your duties as Executive Chairman.  We agree that you will generally and on average work an 80% schedule of four days per workweek during your employment after January 1, 2018.

We will pay you an annual base salary of $300,000, paid semi-monthly less applicable taxes and withholding.

You will continue to be eligible to participate in FivePrime’s Annual Bonus Plan, as amended from time to time, and beginning on January 1, 2018 your annual target bonus amount will be 40% of your annual base salary. Based on your start date as Executive Chairman, your bonus with respect to 2017 service would be based on your annual base salary and target bonus in effect during 2017 in connection with your service as President and Chief Executive Officer.

You will continue to be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees, include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.  The Compensation and Management Development Committee of the Board (the “Compensation Committee”) will continue to review your base salary periodically taking into consideration, among other factors, your contributions to the success of FivePrime, your level of performance as it relates to your duties, and the base salaries of the executive officers of FivePrime. Adjustments to your base salary, if any, will be made solely at the discretion of the Compensation Committee or the Board.

Your employment with FivePrime will not be for a set term and you will continue to be an at-will employee.  You will be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed other than by a written agreement approved by our Board of Directors and executed by an authorized officer of FivePrime.

This letter, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you as Executive Chairman of FivePrime.  This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

Five Prime Therapeutics, Inc. • Two Corporate Drive • South San Francisco, CA 94080 • Phone (415) 365-5600

www.fiveprime.com

Lewis T. Williams

November 20, 2017

To accept this offer of employment, please sign, date and return this letter to Jeff Coon by the end of the business day on Wednesday, November 22, 2017.

Rusty, your vision in founding and steering FivePrime has resulted in our becoming an emerging leader in immuno-oncology with enormous potential.  We wouldn’t be where we are without you. We look forward to your new role as Executive Chairman and the continued success of FivePrime as we discover and develop innovative drugs for patients with serious diseases.

Sincerely,

Five Prime Therapeutics, Inc.

Mark McDade

Lead Independent Director of the

Board of Directors

Accepted:

/s/ Lewis T. Williams11/20/17

Lewis T. WilliamsDate